Exhibit 99.1

LAZARD LTD REPORTS FULL-YEAR AND FOURTH-QUARTER 2016 RESULTS

•	Net income per share, as adjusted[1], of $3.09 (diluted) for full-year 2016, compared to $3.60 (diluted) for 2015[2]. On a U.S. GAAP basis, net income per share of $2.92 (diluted) for full-year 2016, which included a net charge of $0.17, compared to $7.40 (diluted) for 2015, which included a net benefit of $3.80 (primarily tax-related)[2]. Full-year 2016 pre-tax income per share (diluted), as adjusted[1], down 6% from 2015

•	Net income per share, as adjusted[1], of $1.13 (diluted) for the fourth quarter of 2016, compared to $0.92 (diluted) in 2015[2]. On a U.S. GAAP basis, net income per share of $0.96 (diluted) for the fourth quarter of 2016, compared to $1.18 (diluted) in 2015, including one-time items in both periods [2]

•	Operating revenue[1] of $2,344 million for 2016, down 2% from full-year 2015. Record quarterly operating revenue of $685 million, up 15% from fourth-quarter 2015

•	Financial Advisory: Record annual and quarterly operating revenue of $1,301 million and $405 million, up 2% and 22%, respectively, from prior-year periods. M&A and Other Advisory operating revenue of $1,031 million for 2016, down 7% from full-year 2015; record quarterly operating revenue of $331 million, up 17% from fourth-quarter 2015. Restructuring 2016 operating revenue of $202 million, up 91% from full-year 2015

•	Asset Management: Annual and quarterly operating revenue of $1,031 million and $275 million, down 5% and up 6%, respectively, from prior-year periods. Fourth-quarter 2016 management fees of $250 million, down 1% from third-quarter 2016. Assets under management of $198 billion as of December 31, 2016, up 6% from December 31, 2015, and down 4% from September 30, 2016. Net inflows of $160 million for full-year 2016 and net outflows of $2.7 billion for fourth-quarter 2016

•	Special dividend of $1.20 per share declared on February 1, 2017. Return of capital to shareholders totaling $692 million[3] in 2016

($ in millions, except per share data and AUM)	Year Ended Dec. 31,			Quarter Ended Dec. 31,
	2016	2015	%’16-’15	2016	2015	%’16-’15
Net Income
U.S. GAAP	$388	$986	(61)%	$128	$158	(19)%
Per share, diluted	$2.92	$7.40	(61)%	$0.96	$1.18	(19)%
Adjusted[1,2]	$410	$480	(15)%	$150	$123	22%
Per share, diluted	$3.09	$3.60	(14)%	$1.13	$0.92	23%
Operating Revenue[1]
Total operating revenue	$2,344	$2,380	(2)%	$685	$598	15%
Financial Advisory	$1,301	$1,280	2%	$405	$331	22%
Asset Management	$1,031	$1,083	(5)%	$275	$261	6%
AUM ($ in billions)
Period end	$198	$186	6%
Average	$195	$196	(1)%	$200	$188	7%

Media Contact: Judi Frost Mackey	+1 212 632 1428	judi.mackey@lazard.com
Investor Contact: Armand Sadoughi	+1 212 632 6358	armand.sadoughi@lazard.com

Note: Endnotes are on page 12 of this release. A reconciliation of adjusted GAAP to U.S. GAAP is on page 20.

NEW YORK, February 2, 2017 – Lazard Ltd (NYSE: LAZ) today reported net income, as adjusted1, of $410 million for the year ended December 31, 2016. Net income per share, as adjusted1, was $3.09 (diluted), compared to $3.60 per share (diluted) for 20152. On a U.S. GAAP basis, net income was $388 million for the year ended December 31, 2016, or $2.92 per share (diluted), which included a net charge of $0.17 per share (diluted), compared to $7.40 per share (diluted) for 2015, which included a net benefit of $3.80 per share (diluted) (primarily tax-related)2. Pre-tax income per share (diluted), as adjusted1, was 6% lower than 2015.

Fourth-quarter 2016 net income, as adjusted1, was $150 million, or $1.13 per share (diluted). Fourth-quarter 2016 net income on a U.S. GAAP basis was $128 million, or $0.96 per share (diluted).

A reconciliation of our U.S. GAAP results to the adjusted results is presented on page 20 of this press release.

“Record operating revenue in the fourth quarter capped a strong year for Lazard,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard. “We achieved these results in a volatile market environment while investing in the firm to reinforce our competitive advantage and meet the evolving needs of our clients.”

“Both of our businesses are well positioned competitively, despite near-term geopolitical and market uncertainty,” Mr. Jacobs said. “We are advising business and government leaders on a wide variety of strategic and financial activity in markets around the world. In Asset Management, we continue to serve the sophisticated requirements of our primarily institutional client base, building from a higher base of assets under management than at this time last year.”

“We continue to focus on building long-term value for shareholders, with cost discipline and proactive capital management,” said Matthieu Bucaille, Chief Financial Officer of Lazard. “In 2016, we increased both share repurchases and dividends.”

OPERATING REVENUE

Operating revenue was $2,344 million for the year ended December 31, 2016, down 2% from 2015. Fourth-quarter 2016 operating revenue was a record $685 million, up 15% from fourth-quarter 2015.

Financial Advisory

In the text portion of this press release, we present our Financial Advisory results as Strategic Advisory and Restructuring. Strategic Advisory includes 1) M&A and Other Advisory (Other includes Capital Advisory and Sovereign Advisory) and 2) Capital Raising (includes Capital Markets Advisory and Private Capital Advisory).

Full Year

Financial Advisory operating revenue was a record $1,301 million for 2016, 2% higher than 2015.

Strategic Advisory operating revenue was $1,099 million for 2016, 6% lower than 2015.

During 2016, Lazard remained engaged in highly visible, complex M&A transactions and other advisory assignments, including cross-border transactions, spin-offs, distressed asset sales, capital advisory and sovereign advisory in the Americas, Europe, Asia, Australia and Africa.

Lazard advised or continues to advise on a number of the largest global M&A transactions announced or initiated in 2016, including: Reynolds American on the $49 billion recommended offer from BAT for the remaining 57.8% of Reynolds; Tyco’s $36 billion merger with Johnson Controls; Level 3 Communications on its $34 billion sale to CenturyLink; ARM Holdings on its £24.3 billion sale to SoftBank Group; Deutsche Börse on its €27 billion proposed merger with the London Stock Exchange; and Danone’s $12.5 billion acquisition of WhiteWave.

In Capital Advisory, we advised public and private clients globally, including: DONG Energy on its DKK 19.7 billion initial public offering; Nets, a portfolio company of Advent International and Bain Capital, on its DKK 15.8 billion initial public offering; Action Holding’s €1.7 billion debt refinancing; Whiting Petroleum on its $1.1 billion and $477 million high yield debt for convertible private debt exchanges; and Athene Holding’s $1.2 billion initial public offering.

Our Sovereign Advisory business remained active across developed and emerging markets in 2016, including publicly announced assignments for: The Land of Carinthia (Austria); The Kingdom of Bahrain; Refineria del Pacifico (The Republic of Ecuador); The Arab Republic of Egypt; The Hellenic Republic; The Republic of Mozambique; and The Republic of Slovenia.

Restructuring operating revenue was $202 million for 2016, compared to $106 million in 2015. During and since 2016, we have been engaged in a broad range of highly visible and complex restructuring and debt advisory assignments, including publicly announced roles for: Alitalia; Breitburn Energy Partners; Linn Energy; Pacific Exploration & Production; Peabody Energy; and Takata.

Fourth Quarter

Financial Advisory operating revenue was a record $405 million for the fourth quarter of 2016, 22% higher than the fourth quarter of 2015. Strategic Advisory operating revenue was a record $369 million for the fourth quarter of 2016, 23% higher than the fourth quarter of 2015.

Restructuring operating revenue was $36 million for the fourth quarter of 2016, 15% higher than the fourth quarter of 2015.

Please see M&A transactions on which Lazard advised in the fourth quarter, or continued to advise or completed since December 31, 2016, as well as Capital Advisory, Sovereign Advisory and Restructuring assignments, on pages 8 – 11 of this release.

Asset Management

Full Year

Asset Management operating revenue was $1,031 million for 2016, 5% lower than 2015, which included the impact of the disposal of our Australian private equity business2.

Management fees were $967 million for 2016, 3% lower than 2015, reflecting lower average assets under management (AUM) and a change in the mix of AUM. Incentive fees were $16 million for 2016, compared to $25 million for 2015.

Average AUM was $195 billion for 2016, 1% lower than 2015.

AUM was $198 billion as of December 31, 2016, up 6% from December 31, 2015. Net inflows for 2016 were $160 million.

Fourth Quarter

Asset Management operating revenue was $275 million for the fourth quarter of 2016, 6% higher than the fourth quarter of 2015, primarily driven by an increase in average AUM.

Management fees were $250 million for the fourth quarter of 2016, 4% higher than the fourth quarter of 2015, and 1% lower than the third quarter of 2016. Incentive fees were $12 million in the fourth quarter of 2016, compared to $9 million in the fourth quarter of 2015.

Average AUM for the fourth quarter of 2016 was $200 billion, 7% higher than average AUM for the fourth quarter of 2015 and flat with the third quarter of 2016.

AUM as of December 31, 2016, was 4% lower from September 30, 2016, primarily driven by foreign exchange movement and net outflows of $2.7 billion in the quarter. Net outflows were primarily driven by strategies in our emerging markets and global equity platforms.

OPERATING EXPENSES

Compensation and Benefits

In managing compensation and benefits expense, we focus on annual awarded compensation (cash compensation and benefits plus deferred incentive compensation with respect to the applicable year, net of estimated future forfeitures and excluding charges). We believe annual awarded compensation reflects the actual annual compensation cost more accurately than the GAAP measure of compensation cost, which includes applicable-year cash compensation and the amortization of deferred incentive compensation principally attributable to previous years’ deferred compensation. We believe that by managing our business using awarded compensation with a consistent deferral policy, we can better manage our compensation costs, increase our flexibility in the future and build shareholder value over time.

Adjusted compensation and benefits expense1 for 2016 was $1,325 million, flat with 2015, with a consistent deferral policy. The corresponding adjusted compensation ratio1 was 56.5% for 2016, compared to 55.4% for 2015, primarily reflecting higher amortization expense.

Awarded compensation expense1 for 2016 was $1,309 million, 2% lower than 2015, and in line with the 2% decrease in operating revenue for the same period. The corresponding awarded compensation ratio1 was 55.8% for 2016, flat with 2015.

We continue to maintain a disciplined approach to compensation, and our goal is to achieve a compensation-to-revenue ratio over the cycle in the mid- to high-50s percentage range on both an awarded and adjusted basis, with consistent deferral policies.

Non-Compensation Expense

Adjusted non-compensation expense1 for 2016 was $434 million, flat with 2015, reflecting overall cost discipline. The ratio of non-compensation expense to operating revenue1 was 18.5% for 2016, compared to 18.2% for 2015.

Adjusted non-compensation expense1 for the fourth quarter of 2016 was $115 million, 1% lower than the fourth quarter of 2015. The ratio of non-compensation expense to operating revenue1 was 16.8% for the fourth quarter of 2016, compared to 19.3% for the fourth quarter of 2015.

Our goal remains to achieve a non-compensation expense-to-revenue ratio over the cycle of 16% to 20%.

TAXES

The provision for taxes, on an adjusted basis1, was $127 million for full-year 2016 and $31 million for the fourth quarter of 2016. The effective tax rate on the same basis was 23.7% for full-year 2016, compared to a historically low rate of 16.7% for full-year 2015.

CAPITAL MANAGEMENT AND BALANCE SHEET

Our primary capital management goals include managing debt and returning capital to shareholders through dividends and share repurchases.

In 2016, Lazard returned $692 million to shareholders, which included: $336 million in dividends; $300 million in share repurchases of our Class A common stock; and $56 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

During 2016, we repurchased 8.6 million shares of our Class A common stock for an average price of $35.11 per share. In line with our objectives, these repurchases have more than offset the potential dilution from our 2015 year-end equity-based compensation awards (net of estimated forfeitures and tax withholding to be paid in cash in lieu of share issuances), which were granted at an average price of $34.42 per share.

On November 1, 2016, our Board of Directors authorized additional share repurchases of up to $236 million, which expires on December 31, 2018. As of January 27, 2017, our remaining share repurchase authorization was $337 million.

In the fourth quarter of 2016, we issued $300 million of 3.625% Senior Notes due 2027, using part of the net proceeds to retire all $98.4 million in principal amount of our outstanding 6.85% Senior Notes due June 2017, and allocating the remaining net proceeds for repurchases of shares of our Class A common stock and for other general corporate purposes.

On February 1, 2017, Lazard declared a quarterly dividend of $0.38 per share, and a special dividend of $1.20 per share on Lazard’s outstanding Class A common stock. The quarterly dividend and the special dividend are payable on February 24, 2017, to stockholders of record on February 13, 2017.

Lazard’s financial position remains strong. As of December 31, 2016, our cash and cash equivalents were $1,159 million, and stockholders’ equity related to Lazard’s interests was $1,236 million.

***

CONFERENCE CALL

Lazard will host a conference call at 8:00 a.m. EST on February 2, 2017, to discuss the company’s financial results for the full year and fourth quarter of 2016. The conference call can be accessed via a live audio webcast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (888) 401-4669 (U.S. and Canada) or +1 (719) 457-2655 (outside of the U.S. and Canada), 15 minutes prior to the start of the call.

A replay of the conference call will be available by 10:00 a.m. EST on February 2, 2017, via the Lazard Investor Relations website, or by dialing 1 (888) 203-1112 (U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada). The replay access code is 2224010.

ABOUT LAZARD

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 42 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com. Follow Lazard at @Lazard.

***

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target,” “goal”, or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies, business plans and initiatives and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also discussed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global or regional financial markets;

•	A decline in our revenues, for example due to a decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management (AUM);

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this release to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various mutual funds, hedge funds and other investment products managed by Lazard Asset Management LLC and Lazard Frères Gestion SAS. Investors can link to Lazard and its operating company websites through www.lazard.com.

***

FINANCIAL ADVISORY ASSIGNMENTS

Mergers and Acquisitions (Completed in the fourth quarter of 2016)

Among the large, publicly announced M&A Advisory transactions or assignments completed during the fourth quarter of 2016 on which Lazard advised were the following:

•	Anheuser-Busch InBev’s $109 billion acquisition of SABMiller

•	Anheuser-Busch InBev on the $12 billion divestiture of SABMiller’s interest in MillerCoors, including ownership of the Miller brand globally

•	ITC’s $11.3 billion sale to Fortis

•	Special Committee of Independent Directors of SolarCity on the $6.3 billion acquisition of SolarCity by Tesla Motors

•	Anheuser-Busch InBev’s €2.6 billion divestiture of SABMiller brands Peroni, Grolsch and Meantime to Asahi

•	Freeport-McMoRan’s $2.15 billion sale of its Deepwater Gulf of Mexico properties to Anadarko Petroleum

•	The Independent Directors of Singapore Telecommunications (“Singtel”) in Singtel’s S$2.5 billion acquisition of a 21% stake in Intouch Holdings and a 7.4% stake in Bharti Telecom

•	Xylem’s $1.7 billion acquisition of Sensus

•	Anheuser-Busch InBev on the $1.6 billion divestiture of SABMiller’s stake in China Resources Snow Breweries

•	Nirma Limited’s $1.4 billion acquisition of Lafarge India

•	BGP Holdings’ €1.1 billion sale of its German residential platform and portfolio

•	SNI’s acquisition of a stake in Wafa Assurance, valuing Wafa at $1.1 billion

•	Vinci on the consortium acquisition of a 60% stake in Aéroports de Lyon, valuing Aéroports de Lyon at €1.0 billion

•	BTG Pactual’s CHF 1.1 billion sale of BSI to EFG International

•	Premier Farnell on its £868 million sale to Avnet

•	Dover’s $780 million acquisition of Wayne Fueling Systems

•	Freeport-McMoRan’s $742 million sale of its onshore California oil and gas properties to Sentinel Peak Resources

•	Google’s $625 million acquisition of Apigee

•	CHORUS Clean Energy’s €547 million combination with Capital Stage

•	gategroup’s acquisition of a controlling stake in Servair, valuing Servair at €475 million

•	Xerox’s separation into two publicly traded companies

•	Air Products’ spin-off of its Electronic Materials Division as Versum Materials

•	Altice’s acquisition of Parilis

•	Hoover Container Solutions’ merger with Ferguson Group and CHEP Catalyst & Chemical Containers

•	Oaktree Capital Management’s sale of SGD Pharma to JIC

•	Fort Dearborn’s sale to Advent International

•	SVG Capital’s sale of its investment portfolio to HarbourVest

•	3i Infrastructure’s acquisition of Infinis

•	Clayton, Dubilier & Rice in the consortium acquisition of BUT

•	Anheuser-Busch InBev on Ambev’s exchange of certain businesses in Latin America with SABMiller

Mergers and Acquisitions (Announced)

Among the ongoing, large, publicly announced M&A transactions and assignments on which Lazard advised during or since the 2016 fourth quarter, or completed since December 31, 2016, are the following:

•	Dow Chemical’s $130 billion merger of equals with DuPont

•	Reynolds American on the $49 billion recommended offer from BAT for the remaining 57.8% of Reynolds

•	Aetna’s $37 billion acquisition of Humana

•	Level 3 Communications on its $34 billion sale to CenturyLink

•	Johnson & Johnson’s $30 billion acquisition of Actelion, with spin-out of new R&D company

•	Deutsche Börse on its €27 billion proposed merger with the London Stock Exchange

•	Sanofi and Boehringer Ingelheim’s swap of businesses valued at €11.4 billion and €6.7 billion, respectively*

•	Danone’s $12.5 billion acquisition of WhiteWave

•	United Arab Shipping Company’s $10.6 billion combination with Hapag-Lloyd

•	Safran’s €9.7 billion acquisition of Zodiac Aerospace

•	Harman’s $8.9 billion sale to Samsung

•	Anheuser-Busch InBev’s €7.3 billion sale of former SABMiller’s Central and Eastern European business to Asahi

•	WGL Holdings’ $6.4 billion sale to AltaGas

•	Banca Popolare di Milano’s €5.5 billion merger with Banco Popolare*

•	ARIAD’s $5.2 billion sale to Takeda

•	EDF’s €4.1 billion sale of a 49.9% stake in RTE to Caisse des Dépôts and CNP Assurances

•	Dynegy on the formation of a joint venture with Energy Capital Partners for the $3.3 billion acquisition of ENGIE’s U.S. fossil portfolio, and subsequent buyout of Energy Capital Partners’ interest in the joint venture for $750 million

•	Air Products’ $3.8 billion sale of its Performance Materials Division to Evonik*

•	Anheuser-Busch InBev’s $3.2 billion transition of its 54.5% stake in Coca-Cola Beverages Africa to The Coca-Cola Company

•	Genworth Financial’s $2.7 billion sale to China Oceanwide

•	Stichting Continuiteit Delta Lloyd on NN Group’s €2.5 billion recommended offer for Delta Lloyd

•	Safran’s €2.4 billion sale of its Identity and Security activities to Advent International

•	TIAA’s $2.5 billion acquisition of EverBank

•	Vedanta Limited’s $2.3 billion merger with Cairn India

•	WestRock’s $2.3 billion acquisition of Multi Packaging Solutions

•	Allstate’s $1.4 billion acquisition of SquareTrade*

•	Canyon Bridge’s $1.3 billion acquisition of Lattice Semiconductor

•	L’Oréal’s $1.3 billion acquisition of CeraVe and two other brands from Valeant Pharmaceuticals

•	VocaLink on its sale to MasterCard for up to $1.2 billion

•	WestRock’s $1.05 billion sale of its Home, Health & Beauty business to Silgan

•	Astorg’s €880 million sale of Kerneos to Imerys

•	SPIE’s €850 million acquisition of SAG

•	Fyffes’ €846 million sale to Sumitomo

•	Sumitomo Dainippon Pharma’s acquisition of Tolero Pharmaceuticals for up to $780 million*

•	Harris’ $690 million sale of its government IT services business to Veritas Capital

•	Haldex’s SEK 5.5 billion sale to Knorr-Bremse

•	Baxter’s $625 million acquisition of Claris Injectables

•	Van Gansewinkel’s €562 million merger with Shanks Group

•	Unilever’s $575 million sale of its AdeS soy-based beverage business to Coca-Cola FEMSA and The Coca-Cola Company

•	OHL Desarrollos’ sale of a majority stake in Mayakoba Hotels to RLH Properties, valuing Mayakoba at $500 million

•	Sapec Group’s €456 million sale of its Agro Business to Bridgepoint

•	Värde Partners’ sale of NewDay to Cinven and CVC Capital Partners*

•	Equistone’s sale of Unither to a consortium led by Ardian

*	Transaction completed since December 31, 2016

Capital Advisory

Among the publicly announced Capital Advisory transactions or assignments on which Lazard advised during the fourth quarter of 2016 were the following:

•	Action Holding’s €1.7 billion debt refinancing

•	Athene Holding’s $1.2 billion initial public offering

•	EQT Partners on the SEK 5.1 billion secondary disposal of a stake in Dometic

•	SIA’s €500 million acquisition financing

•	DNA Oyj’s €415 million initial public offering

•	Fila Korea on its purchase of an additional stake in Acushnet Holdings and on the $378 million initial public offering of Acushnet

•	trivago’s $330 million initial public offering

•	Archer-Daniels-Midland Company’s A$387 million sale of its 19.9% stake in GrainCorp

Sovereign Advisory

Among the publicly announced Sovereign Advisory assignments on which Lazard advised during or since the fourth quarter of 2016 were the following:

•	The State of Alaska

•	The Land of Carinthia (Austria)

•	Southern Gas Corridor CJSC of Azerbaijan

•	The Kingdom of Bahrain

•	Alucam (The Republic of Cameroon)

•	The Democratic Republic of the Congo

•	The Republic of the Congo

•	Refineria del Pacifico (The Republic of Ecuador)

•	The Arab Republic of Egypt

•	The Federal Democratic Republic of Ethiopia

•	The Gabonese Republic

•	Sotrader (joint venture between the government of Gabon and Olam International)

•	The Hellenic Republic

•	airBaltic (majority owned by the government of Latvia)

•	The Republic of Mozambique

•	The Sultanate of Oman

•	The Republic of Serbia

•	Ukraine and certain sub-sovereign entities

•	The Republic of Zimbabwe

Restructuring and Debt Advisory Assignments

Publicly announced restructuring and debtor or creditor advisory assignments completed during the fourth quarter of 2016 on which Lazard advised include: Camaieu on its debt restructuring; Cobalt International Energy on its debt exchange and financing transaction; Goodrich Petroleum in connection with their Chapter 11 bankruptcy restructuring; and Pacific Exploration & Production on its restructuring.

Notable Chapter 11 or similar bankruptcies, on which Lazard advised debtors or creditors, or related parties, during or since the fourth quarter of 2016, are the following: Breitburn Energy Partners; C&J Energy Services; Linn Energy; Modular Space; Paragon Offshore; Peabody Energy; Stone Energy; and SunEdison.

Among other publicly announced restructuring and debt advisory assignments on which Lazard advised debtors or creditors during or since the fourth quarter of 2016, are the following:

•	Abengoa – on its debt restructuring

•	Alitalia – on its debt restructuring

•	Dynegy – with respect to the restructuring of a “ring-fenced” subsidiary’s debt

•	Edcon – advising term loan lenders on the company’s restructuring*

•	Premuda – on its debt restructuring

•	Seadrill – advising lenders on the company’s restructuring

•	Shelf Drilling – on its debt restructuring*

•	Sorgenia – on its debt restructuring

•	Takata – on strategic alternatives

*	Assignment completed since December 31, 2016

***

ENDNOTES

[1]	A non-U.S. GAAP measure. See attached financial schedules and related notes for a detailed explanation of adjustments to corresponding U.S. GAAP results. We believe that presenting our results on an adjusted basis, in addition to the U.S. GAAP results, is the most meaningful and useful way to compare our operating results across periods.
[2]	Fourth-quarter and full-year 2016 and 2015 results were affected primarily by the following benefits and charges:

•	Fourth-quarter 2016 adjusted results exclude post-tax charges of (i) $7.2 million of acquisition-related items, primarily reflecting changes in fair value of contingent consideration and gains associated with certain business acquisitions, and (ii) $2.5 million relating to a debt refinancing by Lazard Ltd’s subsidiary Lazard Group LLC, which redeemed all $98.4 million of its outstanding 6.85% Senior Notes maturing on June 15, 2017 in the fourth quarter of 2016. Additionally, the U.S. GAAP provision for income taxes included approximately $12.3 million of valuation allowance associated with changes in certain New York City tax laws. On a U.S. GAAP basis, these items collectively resulted in a net charge of $22.0 million, or $0.17 (diluted) per share in the quarter.

•	In the fourth quarter of 2015, our U.S. GAAP provision for income taxes included a net benefit of approximately $39 million, primarily relating to the release of additional valuation allowance. On a U.S. GAAP basis, this resulted in a benefit of $0.29 (diluted) per share in the quarter.

•	In the first nine months of 2015, our adjusted results excluded: (i) a net gain on the extinguishment of our Tax Receivable Agreement (TRA) obligation; (ii) a net gain related to the releases of our valuation allowance related to deferred tax assets, partially offset by an accrual for our TRA obligation; (iii) a charge relating to the refinancing of a substantial majority of the outstanding $548 million of 6.85% senior notes maturing on June 15, 2017, and (iv) an adjustment to revenue relating to the disposal of our Australian private equity business. On a U.S. GAAP basis, these items resulted in a net benefit of $3.54 per share (diluted) in the first nine months of 2015.

[3]	In 2016, Lazard returned $692 million to shareholders, which included: $336 million in dividends; $300 million in share repurchases of our Class A common stock; and $56 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

LAZ-EPE

###

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Three Months Ended			% Change From
	December 31,	September 30,	December 31,	September 30,	December 31,
($ in thousands, except per share data)	2016	2016	2015	2016	2015
Total revenue	$705,803	$621,102	$604,977	14%	17%
Interest expense	($14,238)	(12,194)	(11,728)

Net revenue	691,565	608,908	593,249	14%	17%
Operating expenses:
Compensation and benefits	381,267	353,756	334,960	8%	14%

Occupancy and equipment	28,162	26,973	28,978
Marketing and business development	22,710	16,927	25,783
Technology and information services	26,055	24,179	26,678
Professional services	13,635	10,870	13,429
Fund administration and outsourced services	16,994	17,097	13,355
Amortization and other acquisition-related costs	33,410	863	2,420
Other	12,476	9,251	8,297

Subtotal	153,442	106,160	118,940	45%	29%

Operating expenses	534,709	459,916	453,900	16%	18%

Operating income	156,856	148,992	139,349	5%	13%

Provision (benefit) for income taxes	27,869	36,374	(15,992)	(23%)	N	M

Net income	128,987	112,618	155,341	15%	(17%)
Net income (loss) attributable to noncontrolling interests	1,005	82	(2,445)

Net income attributable to Lazard Ltd	$127,982	$112,536	$157,786	14%	(19%)

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	123,170,333	124,408,884	125,671,749	(1%)	(2%)
Diluted	132,980,861	132,320,855	133,320,774	0%	(0%)

Net income per share:
Basic	$1.04	$0.90	$1.26	16%	(17%)
Diluted	$0.96	$0.85	$1.18	13%	(19%)

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Year Ended
	December 31,	December 31,
($ in thousands, except per share data)	2016	2015	% Change
Total revenue	$2,383,663	$2,404,767	(1%)
Interest expense	(50,292)	(51,159)

Net revenue	2,333,371	2,353,608	(1%)
Operating expenses:
Compensation and benefits	1,340,543	1,319,746	2%

Occupancy and equipment	109,305	109,867
Marketing and business development	83,202	81,541
Technology and information services	97,461	95,528
Professional services	45,512	49,529
Fund administration and outsourced services	63,421	61,363
Amortization and other acquisition-related costs	35,247	5,821
Other	41,219	99,142

Subtotal	475,367	502,791	(5%)

Provision pursuant to tax receivable agreement	—	547,691

Operating expenses	1,815,910	2,370,228	(23%)

Operating income (loss)	517,461	(16,620)	N	M

Provision (benefit) for income taxes	123,769	(1,009,552)	N	M

Net income	393,692	992,932	(60%)
Net income attributable to noncontrolling interests	5,994	6,559

Net income attributable to Lazard Ltd	$387,698	$986,373	(61%)

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	124,770,401	125,366,272	(0%)
Diluted	132,633,630	133,244,546	(0%)

Net income per share:
Basic	$3.11	$7.87	(60%)
Diluted	$2.92	$7.40	(61%)

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

(U.S. GAAP)

	December 31,	December 31,
($ in thousands)	2016	2015
ASSETS
Cash and cash equivalents	$1,158,785	$1,132,083
Deposits with banks and short-term investments	419,668	389,861
Cash deposited with clearing organizations and other segregated cash	29,030	34,948
Receivables	638,282	497,213
Investments	459,422	541,911
Goodwill and other intangible assets	382,024	326,976
Deferred tax assets	1,075,777	1,130,595
Other assets	393,520	424,187

Total Assets	$4,556,508	$4,477,774

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities
Deposits and other customer payables	$472,283	$506,665
Accrued compensation and benefits	541,588	570,409
Senior debt	1,188,600	989,358
Tax receivable agreement obligation	513,610	523,962
Other liabilities	546,614	520,074

Total liabilities	3,262,695	3,110,468

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $.01 per share	—	—
Common stock, par value $.01 per share	1,298	1,298
Additional paid-in capital	688,231	600,034
Retained earnings	1,134,186	1,123,728
Accumulated other comprehensive loss, net of tax	(314,222)	(234,356)

Subtotal	1,509,493	1,490,704
Class A common stock held by subsidiaries, at cost	(273,506)	(177,249)

Total Lazard Ltd stockholders’ equity	1,235,987	1,313,455
Noncontrolling interests	57,826	53,851

Total stockholders’ equity	1,293,813	1,367,306

Total liabilities and stockholders’ equity	$4,556,508	$4,477,774

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Three Months Ended			% Change From
	December 31,	September 30,	December 31,	September 30,	December 31,
($ in thousands, except per share data)	2016	2016	2015	2016	2015
Revenues:

Financial Advisory
M&A and Other Advisory	$331,248	$281,649	$282,083	18%	17%
Capital Raising	37,694	10,569	17,837	NM	NM

Strategic Advisory	368,942	292,218	299,920	26%	23%
Restructuring	35,635	51,272	30,973	(30%)	15%

Total	404,577	343,490	330,893	18%	22%

Asset Management
Management fees	250,429	251,851	241,387	(1%)	4%
Incentive fees	12,009	591	9,109	NM	32%
Other	12,927	12,624	10,110	2%	28%

Total	275,365	265,066	260,606	4%	6%

Corporate	5,256	2,212	6,779	NM	(22%)

Operating revenue (b)	$685,198	$610,768	$598,278	12%	15%

Expenses:

Compensation and benefits expense (c)	$375,865	$345,084	$327,665	9%	15%

Ratio of compensation to operating revenue	54.9%	56.5%	54.8%

Non-compensation expense (d)	$115,125	$104,832	$115,800	10%	(1%)

Ratio of non-compensation to operating revenue	16.8%	17.2%	19.3%

Earnings:

Earnings from operations (e)	$194,208	$160,852	$154,813	21%	25%

Operating margin (f)	28.3%	26.3%	25.9%

Net income (g)	$149,981	$112,536	$122,910	33%	22%

Diluted net income per share	$1.13	$0.85	$0.92	33%	23%

Diluted weighted average shares	132,980,861	132,320,855	133,320,774	0%	(0%)

Effective tax rate (h)	17.1%	24.4%	13.5%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Year Ended December 31,
($ in thousands, except per share data)	2016	2015	% Change
Revenues:

Financial Advisory
M&A and Other Advisory	$1,030,891	$1,104,146	(7%)
Capital Raising	68,435	69,646	(2%)

Strategic Advisory	1,099,326	1,173,792	(6%)
Restructuring	201,722	105,851	91%

Total	1,301,048	1,279,643	2%

Asset Management
Management fees	966,797	1,000,018	(3%)
Incentive fees	15,590	25,075	(38%)
Other	48,324	58,232	(17%)

Total	1,030,711	1,083,325	(5%)

Corporate	12,580	17,164	(27%)

Operating revenue (b)	$2,344,339	$2,380,132	(2%)

Expenses:

Compensation and benefits expense (c)	$1,325,325	$1,318,797	0%

Ratio of compensation to operating revenue	56.5%	55.4%

Non-compensation expense (d)	$433,713	$434,147	(0%)

Ratio of non-compensation to operating revenue	18.5%	18.2%

Earnings:

Earnings from operations (e)	$585,301	$627,188	(7%)

Operating margin (f)	25.0%	26.4%

Net income (g)	$409,697	$480,335	(15%)

Diluted net income per share	$3.09	$3.60	(14%)

Diluted weighted average shares	132,633,630	133,244,546	(0%)

Effective tax rate (h)	23.7%	16.7%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

COMPENSATION AND BENEFITS - ANALYSIS

(unaudited)

($ in millions except share price)

	2009	2010	2011	2012	2013	2014	2015	2016
ADJUSTED U.S. GAAP BASIS (c)
Base salary	$289.4	$303.4	$344.2	$353.2	$339.3	$354.0	$355.8	$372.7
Benefits and other	133.2	149.5	162.2	162.6	191.2	215.6	228.3	201.9
Cash incentive compensation	404.6	472.8	372.4	367.2	368.5	432.9	413.9	398.3

Total cash compensation, benefits and other	827.2	925.7	878.8	883.0	899.0	1,002.5	998.0	972.9
Amortization of deferred incentive awards	333.4	240.5	289.4	334.8	297.6	299.2	320.8	352.4

Compensation and benefits - Adjusted U.S. GAAP basis (i)	$1,160.6	$1,166.2	$1,168.2	$1,217.8	$1,196.6	$1,301.7	$1,318.8	$1,325.3

% of Operating Revenue	71.7%	58.9%	62.0%	61.8%	58.8%	55.6%	55.4%	56.5%

AWARDED BASIS
Total cash compensation and benefits (per above)	$827.2	$925.7	$878.8	$883.0	$899.0	$1,002.5	$998.0	$972.9
Deferred year-end incentive awards	239.3	292.7	282.4	272.4	291.0	325.2	336.1	342.4

Compensation and benefits - before special deferred incentive awards	1,066.5	1,218.4	1,161.2	1,155.4	1,190.0	1,327.7	1,334.1	1,315.3
Sign-on and other special deferred incentive awards (j)	39.2	27.3	40.0	42.1	22.1	14.2	26.4	29.9
Year-end foreign exchange adjustment (k)	5.6	3.3	(4.6)	1.4	1.9	(11.2)	(4.2)	(8.1)

Total Compensation and benefits - Notional	1,111.3	1,249.0	1,196.6	1,198.9	1,214.0	1,330.7	1,356.3	1,337.1
Adjustment for actual/estimated forfeitures (l)	(17.1)	(27.8)	(28.0)	(27.4)	(27.3)	(25.4)	(27.2)	(27.9)

Compensation and benefits - Awarded	$1,094.2	$1,221.2	$1,168.6	$1,171.5	$1,186.7	$1,305.3	$1,329.1	$1,309.2

% of Operating Revenue - Awarded Basis	67.6%	61.7%	62.0%	59.4%	58.3%	55.8%	55.8%	55.8%

Memo:
Total value of deferred equity-based year end incentive awards	$233.8	$261.4	$192.7	$183.3	$180.9	$219.0	$267.7	TBD
Equity-based year end awards - share equivalents (‘000)	6,477	5,775	6,932	4,929	4,146	4,329	7,778	TBD
Price at issuance	$36.10	$45.26	$27.80	$37.19	$43.62	$50.60	$34.42	TBD
Deferred compensation awards ratio (m)	22.3%	24.0%	24.4%	23.5%	24.4%	24.7%	25.3%	26.2%

Operating revenue	$1,617.6	$1,978.5	$1,883.9	$1,970.8	$2,034.3	$2,340.2	$2,380.1	$2,344.3

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Reconciliation of U.S. GAAP to Adjusted Statement of Operations and Notes to Financial Schedules.

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

(unaudited)

($ in millions)

	As of			Variance
	December 31,	September 30,	December 31,
	2016	2016	2015	Qtr to Qtr	YTD
Equity:
Emerging Markets	$41,363	$43,624	$36,203	(5.2%)	14.3%
Global	30,567	31,309	30,867	(2.4%)	(1.0%)
Local	36,243	35,543	32,646	2.0%	11.0%
Multi-Regional	54,668	56,856	51,779	(3.8%)	5.6%

Total Equity	162,841	167,332	151,495	(2.7%)	7.5%
Fixed Income:
Emerging Markets	15,580	17,112	14,378	(9.0%)	8.4%
Global	3,483	3,974	3,533	(12.4%)	(1.4%)
Local	4,245	4,209	4,016	0.9%	5.7%
Multi-Regional	7,847	8,664	8,460	(9.4%)	(7.2%)

Total Fixed Income	31,155	33,959	30,387	(8.3%)	2.5%
Alternative Investments	2,422	2,823	3,297	(14.2%)	(26.5%)
Private Equity	1,253	950	858	31.9%	46.0%
Cash Management	239	376	343	(36.4%)	(30.3%)

Total AUM	$197,910	$205,440	$186,380	(3.7%)	6.2%

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015		2016	2015
AUM - Beginning of Period	$205,440	$182,622		$186,380	$197,103
Net Flows	(2,705)	(1,884)		160	906
Market and foreign exchange appreciation (depreciation)	(4,825)	5,642		11,370	(11,629)

AUM - End of Period	$197,910	$186,380		$197,910	$186,380

Average AUM	$200,454	$187,910		$194,808	$195,987

% Change in average AUM	6.7%			(0.6%)

Note: Average AUM generally represents the average of the monthly ending AUM balances for the period.

LAZARD LTD

RECONCILIATION OF U.S. GAAP TO SELECTED SUMMARY FINANCIAL INFORMATION (a)

(unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
($ in thousands, except per share data)	2016	2016	2015	2016	2015
Operating Revenue
Net revenue - U.S. GAAP Basis	$691,565	$608,908	$593,249	$2,333,371	$2,353,608

Adjustments:
Revenue related to noncontrolling interests (n)	(8,343)	(2,661)	(275)	(20,614)	(15,592)
(Gains) losses related to Lazard Fund Interests (“LFI”) and other similar arrangements	1,389	(6,909)	(6,076)	(3,318)	3,827
MBA Lazard acquisition and Private Equity revenue adjustment (o)	(12,668)	—	—	(12,668)	(12,203)
Interest expense	13,255	11,430	11,380	47,568	50,492

Operating revenue, as adjusted (b)	$685,198	$610,768	$598,278	$2,344,339	$2,380,132

Compensation & Benefits Expense
Compensation & benefits expense - U.S. GAAP Basis	$381,267	$353,756	$334,960	$1,340,543	$1,319,746

Adjustments:
(Charges) credits pertaining to LFI and other similar arrangements	1,389	(6,909)	(6,076)	(3,318)	3,827
Compensation related to noncontrolling interests (n)	(6,791)	(1,763)	(1,219)	(11,900)	(4,776)

Compensation & benefits expense, as adjusted (c)	$375,865	$345,084	$327,665	$1,325,325	$1,318,797

Non-Compensation Expense
Non-compensation expense - Subtotal - U.S. GAAP Basis	$153,442	$106,160	$118,940	$475,367	$502,791

Adjustments:
Charges pertaining to Senior Debt refinancing (p)	(3,148)	—	—	(3,148)	(60,219)
Expense related to partial extinguishment of TRA obligation (q)	—	—	(355)	—	(1,114)
Amortization and other acquisition-related costs (r)	(34,777)	(863)	(2,420)	(36,614)	(5,821)
Non-compensation expense related to noncontrolling interests (n)	(392)	(465)	(365)	(1,892)	(1,490)

Non-compensation expense, as adjusted (d)	$115,125	$104,832	$115,800	$433,713	$434,147

Pre-Tax Income and Earnings From Operations
Operating Income (loss) - U.S. GAAP Basis	$156,856	$148,992	$139,349	$517,461	($16,620)

Adjustments:
Loss (gain) on partial extinguishment of TRA obligation (q)	—	—	355	—	(419,680)
Accrual of tax receivable agreement obligation (“TRA”)	—	—	—	—	968,483
Charges pertaining to Senior Debt refinancing (p)	3,747	—	—	3,747	62,874
MBA Lazard acquisition and Private Equity revenue adjustment (o)	(12,668)	—	—	(12,668)	(12,203)
Acquisition-related costs (r)	34,092	—	—	34,092	—
Net loss (income) related to noncontrolling interests (n)	(1,005)	(82)	2,445	(5,994)	(6,559)

Pre-tax income, as adjusted	181,022	148,910	142,149	536,638	576,295
Interest expense	12,501	11,430	11,380	46,796	47,837
Amortization (LAZ only)	685	512	1,284	1,867	3,056

Earnings from operations, as adjusted (e)	$194,208	$160,852	$154,813	$585,301	$627,188

Net Income attributable to Lazard Ltd
Net income attributable to Lazard Ltd - U.S. GAAP Basis	$127,982	$112,536	$157,786	$387,698	$986,373

Adjustments:
Loss (gain) on partial extinguishment of TRA obligation (net of tax) (q)	—	—	355	—	(258,901)
Charges pertaining to Senior Debt refinancing (p)	3,747	—	—	3,747	62,874
MBA Lazard acquisition and Private Equity revenue adjustment (o)	(12,668)	—	—	(12,668)	(12,203)
Acquisition-related costs (r)	34,092	—	—	34,092	—
Recognition of deferred tax assets (net of TRA accrual) (s)	—	—	(38,896)	—	(293,494)
Valuation Allowance for changed tax laws (t)	12,347	—	—	12,347	—
Tax expense (benefit) allocated to adjustments	(15,519)	—	3,665	(15,519)	(4,314)

Net income, as adjusted (g)	$149,981	$112,536	$122,910	$409,697	$480,335

Diluted net income per share:
U.S. GAAP Basis	$0.96	$0.85	$1.18	$2.92	$7.40

Non-GAAP Basis, as adjusted	$1.13	$0.85	$0.92	$3.09	$3.60

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Notes to Financial Schedules.

LAZARD LTD

Notes to Financial Schedules

(a)	Selected Summary Financial Information are non-U.S. GAAP (“non-GAAP”) measures. Lazard believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.
(b)	A non-GAAP measure which excludes (i) revenue related to non-controlling interests (see (n) below), (ii) (gains)/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests and other similar deferred compensation arrangements for which a corresponding equal amount is excluded from compensation & benefits expense, (iii) for the three and twelve month periods ended December 31, 2016, a gain relating to the Company’s acquisition of MBA Lazard (see (o) below), (iv) for the twelve month period ended December 31, 2015, private equity carried interest reduction (see (o) below), (v) interest expense primarily related to corporate financing activities, and (vi) for the three and twelve month periods ended December 31, 2016 and the twelve month period ended December 31, 2015, excess interest expense pertaining to Senior Debt refinancing (see (p) below).
(c)	A non-GAAP measure which excludes (i) (charges)/credits related to the changes in the fair value of the compensation liability recorded in connection with Lazard Fund Interests and other similar deferred compensation arrangements, and (ii) compensation and benefits related to noncontrolling interests (see (n) below).
(d)	A non-GAAP measure which excludes (i) for the three and twelve month periods ended December 31, 2016 and for the twelve month period ended December 31, 2015, charges pertaining to Senior Debt refinancing (see (p) below), (ii) amortization and other acquisition-related costs, (iii) expenses related to noncontrolling interests (see (n) below), and (iv) for the three and twelve month periods ended December 31, 2015, expenses related to partial extinguishment of TRA obligation (see (q) below).
(e)	A non-GAAP measure which excludes (i) for the twelve month period ended December 31, 2015, a provision pursuant to the tax receivable agreement (“TRA”), (ii) for the three and twelve month periods ending December 31, 2016 and for the twelve month period ended December 31, 2015, charges pertaining to Senior Debt refinancing (see (p) below), (iii) for the three and twelve month periods ended December 31, 2016, a gain relating to the Company’s acquisition of MBA Lazard (see (o) below), (iv) for the twelve month period ended December 31, 2015, private equity carried interest reduction (see (o) below), (v) revenue and expenses related to noncontrolling interests (see (n) below), (vi) interest expense primarily related to corporate financing activities, (vii) for the three and twelve month periods ended December 31, 2015, gain related to extinguishment of TRA obligation (see (q) below, and (viii) amoritzation and other acquisition-related costs.
(f)	Represents earnings from operations as a percentage of operating revenue, and is a non-GAAP measure.
(g)	A non-GAAP measure which excludes (i) for the three and twelve month periods ended December 31, 2016 and for the twelve month period ended December 31, 2015, charges pertaining ot Senior Debt refinanicng, net of tax benefits (see (p) below), (ii) for the three and twelve month periods ended December 31, 2016, a gain relating to the Company’s acquisition of MBA Lazard (see (o) below), (iii) for the three and twelve month periods ended December 31, 2016, valuation allowance on state UBT credit (see (t) below), (iv) for the three and twelve month periods ended December 31, 2016, amoritzation and other acquisition-related costs (see (r) below, (v) for the twelve month period ended December 31, 2015, private equity carried interest reduction (see (o) below), (vi) for the three and twelve month periods ended December 31, 2015, a release of deferred tax valuation allowance, net of the related provision for TRA (see (s) below), and (vii) for the three and twelve month periods ended December 31, 2015, a gain related to partial extinguishment of TRA obligation (see (q) below) .
(h)	Effective tax rate is a non-GAAP measure based upon the U.S. GAAP rate with adjustments for the tax applicable to the non-GAAP adjustments to operating income, generally based upon the effective marginal tax rate in the applicable jurisdiction of the adjustments. The computation is based on a quotient, the numerator of which is the provision for income taxes of $31,041, $36,374 and $19,239 for the three month periods ended December 31, 2016, September 30, 2016, and December 31, 2015, respectively, $126,941 and $95,962 for the twelve month periods ended December 31, 2016 and 2015, respectively, and the denominator of which is pre-tax income of $181,022, $148,910 and $142,149 for the three month periods ended December 31, 2016, September 30, 2016 and December 31, 2015, respectively, $536,638 and $576,295 for the twelve month periods ended December 31, 2016 and 2015, respectively. The numerator also included a provision pursuant to the tax receivable agreement (“TRA”) through the quarter ended June 30, 2015 (see (e) above); for the three month period ended December 31, 2015 and for the twelve month period ended December 31, 2015, excludes a release of deferred tax valuation allowance (see (q) and (s) below) and for the three and twelve month periods ended December 31, 2016, excludes valuation allowance for changed tax laws (see (t) below).

(i)	A reconciliation of U.S. GAAP compensation and benefits expense to compensation and benefits expense, as adjusted:

	Year Ended December 31,
($ in thousands)	2009	2010	2011	2012	2013	2014	2015	2016
Compensation & benefits expense - U.S. GAAP Basis	$1,309,240	$1,194,168	$1,168,945	$1,351,129	$1,278,534	$1,313,606	$1,319,746	$1,340,543

Adjustments:
Charges pertaining to cost saving initiatives	—	—	—	(99,987)	(51,399)	—	—	—
Charges pertaining to staff reductions	—	—	—	(21,754)	—	—	—	—
(Charges) credits pertaining to LFI and other similar arrangements comp. liability	—	—	3,024	(7,557)	(14,099)	(7,326)	3,827	(3,318)
Charges pertaining to Private Equity incentive compensation	—	—	—	—	(12,203)	—	—	—
Acceleration of restricted stock unit vesting related to retirement policy change	—	(24,860)	—	—	—	—	—	—
Acceleration of unamortized restricted stock units	(86,514)	—	—	—	—	—	—	—
Acceleration of unamortized deferred cash awards	(60,512)	—	—	—	—	—	—	—
LAM Equity Charge	—	—	—	—	—	—	—	—
Compensation related to noncontrolling interests (n)	(1,657)	(3,098)	(3,740)	(4,040)	(4,232)	(4,567)	(4,776)	(11,900)

Compensation & benefits expense, as adjusted	$1,160,557	$1,166,210	$1,168,229	$1,217,791	$1,196,601	$1,301,713	$1,318,797	$1,325,325

(j)	Special deferred incentive awards are granted outside the year end compensation process and include grants to new hires, retention awards, and performance units earned under PRSU grants.
(k)	Represents an adjustment to year end foreign exchange spot rate from full year average rate for year end incentive compensation awards.
(l)	Under U.S. GAAP, an estimate is made for future forfeitures of the deferred portion of such awards. This estimate is based on both historical experience and future expectations. The result reflects the cost associated with awards that are expected to vest. This calculation is undertaken in order to present awarded compensation on a similar basis to GAAP compensation. Amounts for 2009-2012 represent actual forfeiture experience. The 2013-2016 amounts represent estimated forfeitures.
(m)	Deferred compensation awards ratio is deferred year-end incentive awards, divided by total awarded compensation excluding sign-on and other special deferred incentive awards and actual/estimated forfeitures.
(n)	Noncontrolling interests include revenue and expenses principally related to Edgewater, and is a non-GAAP measure.
(o)	In 2016 the Company incurred a gain relating to the acquisition of MBA Lazard resulting from the increase in fair value of the Company’s investment in an acquiree. In 2015 the Company recognized revenue relating to the disposal of the Australian private equity business which was adjusted for the recognition of an obligation, which was previously recognized for U.S. GAAP.
(p)	In 2016 The Company incurred charges related to the extinguishment of $98 million of the 6.85% Senior Notes maturing in June 2017 and the issuance of $300 million of 3.625% notes maturing in March 2027. The charges include a pre-tax loss on the extinguishment of $3.1 million and excess interest expense of $0.6 million (due to the delay between the issuance of the 2027 notes and the settlement of the 2017 notes). In 2015 the Company incurred charges related to the extinguishment of $450 million of the 6.85% Senior Notes maturing in June 2017 and the issuance of $400 million of 3.75% notes maturing in February 2025. The charges include a pre-tax loss on the extinguishment of $60.2 million and excess interest expense of $2.7 million (due to the delay between the issuance of the 2025 notes and the settlement of the 2017 notes).
(q)	In July of 2015 the Company extinguished approximately 47% of the outstanding TRA obligation. Accordingly, for the twelve month period ended December 31, 2015, the Company recorded a pre-tax gain of $420 million and a related tax expense of $161 million.
(r)	Primarily relates to the change in fair value of the contingent consideration associated with certain business acquisitions.
(s)	Represents the recognition of deferred tax assets of $1,217 million, net of accrual of $962 million for the tax receivable agreement. For the three month period ended December 31, 2015, primarily represents the recognition of deferred tax assets of $39 million relating to the release of additional valuation allowance.
(t)	Represents valuation allowance associated with a change in NYC UBT tax laws.

NM Not meaningful

TBD To be determined